Exhibit (h)(1)(i)

GMO SERIES TRUST

AMENDED AND RESTATED

SCHEDULE A

TO CONFORMING TRANSFER AGENCY AND SERVICE AGREEMENT

DATED AS OF AUGUST 31, 2013

LIST OF GMO SERIES TRUST FUNDS

GMO Benchmark-Free Allocation Series Fund1

GMO Core Plus Bond Series Fund1

GMO Developed World Stock Series Fund1

GMO Emerging Countries Series Fund1

GMO Emerging Country Debt Series Fund1

GMO Foreign Series Fund1

GMO Global Asset Allocation Series Fund1

GMO Global Equity Allocation Series Fund1

GMO International Bond Series Fund1

GMO International Core Equity Series Fund1

GMO International Equity Allocation Series Fund1

GMO International Growth Equity Series Fund1

GMO International Large/Mid Cap Value Series Fund1

GMO International Opportunities Equity Allocation Series Fund2

GMO Quality Series Fund1

GMO U.S. Core Equity Series Fund3

GMO U.S. Equity Allocation Series Fund1

GMO U.S. Growth Series Fund1

GMO U.S. Intrinsic Value Series Fund1

IN WITNESS WHEREOF, the parties hereto agree that by signing below the provisions of the Conforming Agreement apply to each of series of the Series Trust listed herein.

GMO SERIES TRUST*

By:
Name:	J.B. Kittredge
Title:	President

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of the Series Trust as Trustees and not individually, and that the obligations of or arising out of this Agreement with respect to each series of the Series Trust are not binding upon any of the Trustees or shareholders individually or any other series, but are binding only upon the assets and property of that series.

[1]	Effective November 22, 2011.
[2]	Effective August 31, 2013.
[3]	Effective August 23, 2011.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President